Exhibit 10.5
                                  ------------

                                                                  Execution Copy


                    AMENDED AND RESTATED EMPLOYMENT AGREEMENT

         AGREEMENT made as of the 9th day of October, 1997, by and among FIRST ESSEX BANK, FSB, a federal saving bank, with its executive offices in Andover, Massachusetts (the "Bank"), FIRST ESSEX BANCORP, INC., a Delaware corporation (the "Holding Company") and the parent company of the Bank (the Bank and the Holding Company shall be hereinafter collectively referred to as the "Employers"), and Leonard A. Wilson of Andover, Massachusetts (the "Executive").

                                   WITNESSETH

         WHEREAS, the Bank desires to continue to provide for the Executive's employment by the Bank and in connection therewith desires to amend and restate the existing employment agreement among the Bank, the Holding Company, and the Executive;

         NOW THEREFORE, in consideration of the mutual covenants contained herein, the Bank and the Executive agree as follows:

         1. Employment The Executive shall serve the Bank and the Holding Company as President and Chief Executive Officer. In such positions, the Executive shall have the duties, responsibilities and authorities and authority as determined and designated from time to time by the Boards of Directors, including, without limitation, complete management authority with respect to, and total responsibility for, the overall operations and day-to-day business and affairs of the Bank and the Holding Company. The Executive shall serve under the direction and supervision of, and report only to, the Board. Notwithstanding the above, the Executive shall not be required to perform any duties and responsibilities (a) which would result in a noncompliance with or violation of any applicable law or regulation or (b) on a regular basis in any locations outside the counties in which the Bank now has branch offices, unless agreed upon by the Executive. During the pendency of any temporary or permanent suspension or termination from the Bank, the Executive shall not perform, in any respect, directly or indirectly, duties and responsibilities formerly performed at the Bank as part of his duties and responsibilities as an officer of the Holding Company.

          2. Effective Date and Term. The commencement date (the "Commencement Date") of this Agreement shall be January 1, 1997. The initial term of the Executive's employment hereunder shall be for three years from the Commencement Date. The parties intend that, at any point in time during the Executive's employment hereunder, the then-remaining term of his employment under this Agreement shall be three years. Accordingly, the term of employment shall be automatically extended by one day for each day that the Executive remains employed by the Bank or the Holding Company, unless the Executive elects not to continue to extend the term of this Agreement by giving written notice in accordance with Section 7.2 of this Agreement, or the Board elects not to continue to extend the term of this Agreement (in which event the provisions of Section 7.1 shall apply). The last day of such term as so extended from time to time, is herein sometimes referred to as the "Expiration Date" and the time period from the Commencement Date through the Expiration Date shall be the "Term of Employment". At least



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once in each calendar year the Board will review the Agreement and Executive's performance annually for purposes of determining whether to continue to extend the Agreement and the rationale and results thereof shall be included in the minutes of the Board's meeting. The Board shall give notice to the Executive as soon as possible after such review as to whether the Agreement is to continue to be extended.

         3. Compensation and Benefits. The compensation and benefits payable to the Executive under this Agreement shall be as follows:

         3.1 Salary. For all services rendered by the Executive to the Holding Company and its Subsidiaries, the Executive shall be entitled to receive a base salary at the rate of $__________ per year, subject to increase from time to time in accordance with the usual practices of the Bank with respect to review of compensation of its senior executives. In addition, if the Board increases the Executive's annual base salary at any time before the Expiration Date, such increased annual base salary shall become a floor below which such annual base salary shall not fall (other than concurrently with across-the-board salary reductions based on the Employers' financial performance similarly affecting all senior management personnel of the Bank) at any future time during the Term of Employment without the Executive's written consent. The Executive's salary shall be payable in periodic installments in accordance with the Bank's usual practice for its senior executives.

         3.2 Regular Benefits. The Executive shall also be entitled to participate in any and all employee benefit plans, medical insurance plans, disability income plans, retirement plans, bonus incentive plans, and other benefit plans from time to time in effect for senior executives of the Bank. Such participation shall be subject to (i) the terms of the applicable plan documents, (ii) generally applicable policies of the Bank and (iii) the discretion of the Boards of Directors of the Bank or any administrative or other committee provided for in or contemplated by such plan.

         3.3  Other Benefits.

               (a) Automobile. The Executive shall be also be provided with the use of an automobile at the Employers' expense. The Executive shall comply with such reasonable reporting and expense limitations on the use of the automobile as may be established from time to time by the Bank. The Employers shall include annually on the Executive's Form W-2 any amount attributable to his personal use of such automobile.

               (b) Business Memberships. The Executive shall also be reimbursed for the reasonable annual membership fees for the dinner club and country club of the Executive's choice.

               (c) Supplemental Life Insurance. The Executive shall be entitled to continue to receive the supplemental life insurance now being maintained on his behalf by the Employers.

         3.4 Business Expenses. The Bank shall reimburse the Executive for all reasonable travel and other business expenses incurred by him in the performance of his duties and responsibilities, subject to such reasonable requirements with respect to substantiation and documentation as may be specified by the Bank.

         3.5 Vacation. The Executive shall be entitled to not less than five (5) weeks of vacation per year, to be taken at such times and intervals as shall be determined by the Executive with the approval of the Bank, which approval shall not be unreasonably withheld.



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         3.6 General. Nothing paid to the Executive under any plan, policy or arrangement currently in effect or made available in the future shall be deemed to be in lieu of other compensation to the Executive as described in this Agreement.

         4. Extent of Service. During the Term of Employment, the Executive shall, subject to the direction and supervision of the Board of Directors of the Bank, devote his full time, best efforts and business judgment, skill and knowledge to the advancement of the Employers' interests and to the discharge of his duties and responsibilities hereunder. He shall not engage in any other business activity, except as may be approved by the Board of Directors; provided, however, that nothing herein shall be construed as preventing the Executive from:

               (a) investing his assets in such form or manner as shall not require any material services on his part in the operations or affairs of the companies or the other entities in which such investments are made;

               (b) serving on the board of directors of any company, provided that he shall not be required to render any material services with respect to the operations or affairs of any such company; or

               (c) engaging in religious, charitable or other community or non-profit activities which do not impair his ability to fulfill his duties and responsibilities under this Agreement.

         5. Termination Upon Death. In the event of the Executive's death during the Term of Employment, the Executive's employment shall terminate on the date of his death; provided, however, that the Bank shall pay to the Executive's beneficiary designated in writing to the Bank prior to his death (or to his estate, if he fails to make such designation), (i) any base salary or other compensation earned (together with a pro rata portion of the bonus payable with respect to the year in which death occurred) but not paid to Executive prior to the date of death, plus (ii) the base salary that Executive would have earned for a period of one year following his death, plus (iii) an amount equal to any bonus payments or other incentive compensation that Executive would have earned if he had been employed for a full year after his death, plus (iv) any death benefits that Executive is entitled to under the Bank's policies in effect on Executive's date of death. The foregoing bonus payments shall be payable at the time of payment of similar bonuses made to other executives of the Bank and shall be computed on the assumption that all the Executive's individual goals (if any) under any applicable bonus plans were achieved. In addition, the Bank shall continue in effect the medical benefits of the Executive and Executive's dependents, or any of the same, at the level in effect on, and at the same out-of-pocket cost to the Executive as of, the date of death for a one year period commencing on the date of death (or, if such continuation is not permitted by applicable law or if the Board so determines in its sole discretion, the Bank shall provide the economic equivalent in lieu thereof). Such medical benefits shall be deemed to have been provided under the provisions of COBRA.

         6. Termination by the Bank for Cause.

               6.1 Termination by Bank. The Executive's employment hereunder may be terminated by the Bank, without further liability on the part of the Bank, effective immediately, by a two-thirds vote of all of the members of the Board of Directors of the Bank for Cause (as such term is defined in Section 6.2) by written notice to the Executive setting forth in reasonable detail the nature of such Cause, provided that the Board has complied with the provisions of Section 6.3.


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               6.2 Cause.  Termination for "Cause" shall mean

               (a) willful or gross neglect of duties for which employed (other than on account of a medically determinable disability which renders the Executive incapable of performing such services);

               (b) committing fraud, misappropriation or embezzlement in the performance of duties as an employee of the Bank or the Holding Company;

               (c) conviction of a felony involving a crime of moral turpitude;

               (d) willfully engaging in violations of material banking regulations; or

               (e) willfully engaging in conduct materially injurious to the Bank or the Holding Company in violation of the covenants contained in this Agreement.


               6.3 Board Termination Procedure. In each case, in determining Cause the alleged acts or omissions of the Executive shall be measured against standards prevailing in the banking industry generally and the ultimate existence of Cause must be confirmed by not less than two-thirds of the Board at a meeting prior to any termination therefor; provided, however, that it shall be the Bank's burden to prove the alleged facts and omissions and the prevailing nature of the standards the Bank shall have alleged are violated by such acts or omissions of the Executive. In the event of such a confirmation by two-thirds or more of the Board, the Bank shall notify the Executive that the Bank intends to terminate the Executive's employment for Cause under this Section 6 (the "Confirmation Notice"). The Confirmation Notice shall specify the acts or omissions upon the basis of which the Board has confirmed the existence of Cause and must be delivered to the Executive within ninety (90) days after a majority of the Board (excluding, if applicable, the Executive) has actual knowledge of the events giving rise to such purported termination. If the Executive notifies the Bank in writing (the "Opportunity Notice") within thirty (30) days after the Executive has received the Confirmation Notice, the Executive (together with counsel) shall be provided one opportunity to meet with the Board (or a sufficient quorum thereof) to discuss such acts or omissions. Such opportunity to meet with the Board shall be fixed and shall occur on a date selected by the Board (such date being not less than ten (10) nor more than forty-five (45) days after the Bank receives the Opportunity Notice from the Executive). Such meeting shall take place at the principal offices of the Bank or such other location as agreed to by the Executive and the Bank. During the period commencing on the date the Bank receives the Opportunity Notice and ending on the date next succeeding the date on which such meeting between the Board (or a sufficient quorum thereof) and the Executive is scheduled to occur and not withstanding anything to the contrary in this Agreement, the Executive shall be suspended from employment with the Bank (with pay to the extent not prohibited by applicable law). If the Board properly sets the date of such meeting and if the Board (or a sufficient quorum thereof) attends such meeting and in good faith does not rescind its confirmation of Cause at such meeting or if the Executive fails to attend such meeting for any reason, the Executive's employment by the Bank shall, immediately upon the closing for such meeting and the delivery to the Executive of the Notice of Termination, be terminated for Cause. If the Executive does not respond in writing to the Confirmation Notice in the manner and within the time period specified in this Section 6.3, the Executive's employment with the Bank shall, on the thirty-first day after the receipt by the Executive of the Confirmation


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Notice, be terminated for Cause under this Section 6.

               6.4 Termination of Obligations. In the event of termination pursuant to Section 6, all obligations of the Bank under this Agreement shall terminate as of the date indicated, but vested rights of the parties hereunder shall not be affected.

         7. Termination by the Executive

               7.1 Termination by the Executive for Good Reason. The Executive shall be entitled to terminate his employment hereunder for Good Reason (as defined in Section 7.4) effective immediately by giving written notice to the Board of Directors. Upon any such termination, the Executive shall be entitled to receive the benefits set forth in Section 10.

               7.2 Other Voluntary Termination by the Executive. During the Term of Employment, the Executive may effect, upon sixty (60) days prior written notice to the Bank, a Voluntary Termination of his employment hereunder and thereupon the Term of Employment (if not already expired) shall end. A "Voluntary Termination" shall mean a termination of employment by the Executive on his own initiative other than (a) a termination due to death or becoming Disabled (as defined in Section 12), (b) a termination for Good Reason, (c) a termination due to Retirement (as defined in Section 7.3), or (d) a termination as a result of the normal expiration of the full Term of Employment. If, during the Term of Employment, the Executive's employment is so terminated due to Voluntary Termination, the Term of Employment shall thereupon end and the Executive shall be entitled to (i) continuation of the Executive's medical benefits at the level in effect on, and at the same out-of-pocket cost to the Executive as of, the date of termination for the six month period following the termination of the Executive's employment due to Voluntary Termination and (ii) any other compensation and benefits as may be provided in accordance with the terms and provisions of any applicable plans and programs, if any, of the Bank. Such medical benefits shall be deemed to have been provided under the provisions of COBRA.

               7.3 Termination Due to Retirement."Retirement" means the termination of the Executive's employment with the Bank for any reason by the Executive at any time after the Executive attains "Retirement Age" (as hereinafter defined). "Retirement Age" shall mean the earliest to occur of (X) age 65, (Y) (if applicable) any lesser age at which the Executive is entitled to retire from the Employers and receive retirement benefits under the Employers' qualified pension plan, and (Z) an age of 62 or greater at which the Employers permit the Executive to retire. The Executive may terminate the Executive's employment hereunder due to Retirement upon thirty (30) days prior written notice to the Bank. If, during the Term of Employment, the Executive's employment is so terminated due to Retirement, the Term of Employment shall thereupon end and the Executive shall be entitled to (i) continuation of the Executive's medical benefits at the level in effect on, and at the same out-of-pocket cost to the Executive as of, the date of termination for the one-year period following the termination of the Executive's employment due to Retirement (or, if such continuation is not permitted by applicable law or if the Board so determines in its sole discretion, the Bank shall provide the economic equivalent in lieu thereof), and (ii) any other compensation and benefits as may be provided in accordance with the terms and provisions of any applicable plans and programs, if any, of the Bank. Such medical benefits shall be deemed to have been provided under the provisions of COBRA.

               7.4 Good Reason. For purposes of this Agreement, the term "Good Reason" shall

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mean any of the following:

               (a) the failure of the Board of Directors of the Bank to elect the Executive to the office of President and Chief Executive Officer, or to continue the Executive in such offices;

               (b) the failure by the Bank to comply with the provisions of
         Section 3.1;

               (c) any failure by the Bank to timely pay the amounts (other than base salary) or provide the benefits described in this Agreement, other than an isolated failure not occurring in bad faith and which is remedied promptly after receipt of written notice thereof given by Executive;

               (d) any action by the Bank which results in a diminution in the Executive's authority;

               (e) there occurs any reduction of base salary or material reduction in other benefits or any material change by the Bank to the Executive's function, duties, or responsibilities in effect on the date hereof or as set forth in this Agreement, which change would cause the Executive's position with the Bank to become one of lesser responsibility, importance, or scope from the position and attributes thereof in effect on the date hereof or as set forth in this Agreement (and any such material change shall be deemed a continuing breach of this Agreement);

               (f) a material breach by the Bank of any of the provisions of this Agreement which failure or breach shall have continued for thirty
         (30) days after written notice from the Executive to the Bank specifying the nature of such failure or breach; and

               (g) a determination by the Board not to continue to extend the term of this Agreement as provided in Section 2.

In addition,"Good Reason" shall include the following events but only if they shall occur within two years following a "Change in Control" (which term shall have the meaning defined in the Special Termination Agreement between the Executive and the Holding Company):

               (h) the failure by the Bank to continue to provide the Executive with benefits substantially similar to those available to the Executive under any of the life insurance, medical, health and accident, or disability plans or any other material benefit plans in which the Executive was participating at the time of the Change in Control, or the taking of any action by the Bank which would directly or indirectly materially reduce any of such benefits, or the failure by the Bank to provide the Executive with the number of paid vacation days to which the Executive is entitled on the basis of years of service with the Bank in accordance with the Bank's normal vacation policy in effect at the time of the Change in Control;

               (i) A reasonable determination by the Executive that, as a result of a Change in Control, he is unable to exercise the responsibilities, authorities, powers, functions or duties exercised by the Executive immediately prior to such Change in Control; or

               (j) A reasonable determination by the Executive that, as a result of a Change in Control, his working conditions have significantly worsened.



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         8. Termination by the Bank Without Cause. The Executive's employment with the Bank may be terminated without cause by a two-thirds vote of all of the members of the Board of Directors of the Bank on written notice to the Executive, provided, however, that the Bank shall have the obligation upon any such termination to make the payments to the Executive provided for under
Section 10 of this Agreement.

         9. Termination by Operation of Law. The Executive's employment with the Bank shall terminate:

               (a) if the Executive is removed or permanently prohibited from participating in the conduct of the Bank's affairs by an order issued under Section 8(e)(4) or (g)(1) of the Federal Deposit Insurance Act (12 U.S.C. ss. 1818(e)(4) or (g)(1) as of the effective date of the order.

               (b) if the Bank is in default (as defined in Section 3(x)(1) of the Federal Deposit Insurance Act) as of the date of the default; or

               (c) except to the extent determined that continuation of this Agreement is necessary for the continued operation of the Bank, by the Director of the Office of Thrift Supervision (the "Director") or his or her designee, (x) at the time the Federal Deposit Insurance Corporation or the Resolution Trust Corporation enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in
         Section 13(c) of the Federal Deposit Insurance Act; or (y) at the time the Director or his her designee approves a supervisory merger to resolve problems related to operation of the Bank or when the Bank is determined by the Director to be in an unsafe or unsound condition.

         10. Certain Termination Benefits. In the event of termination pursuant to Section 7.1 or 8, the Executive shall be entitled to each of the following benefits:

               10.1 Earnings to Date of Termination. An amount equal to the sum of (a) base salary or other compensation earned through the date of termination, plus (b) the Executive's pro rata share (based on the portion of the fiscal year during which the Executive was employed) of the highest annual bonus paid during the three fiscal years preceding the termination of employment, plus (c) all accrued vacation and deferred compensation.

               10.2 Lump Sum Payment of Remaining Salary Obligation. A lump sum severance benefit equal to three times the sum of (a) the Executive's annual base salary and (b) the highest annual bonus paid to the Executive during the three fiscal years preceding the termination of employment.

               10.3 Benefit Continuation. For the period subsequent to the date of termination until the Expiration Date, the Executive shall continue to receive the disability and medical benefits described in Section 3.2 existing on the date of termination at the level in effect on, and at the same out-of-pocket cost to the Executive as of, the date of termination. Any cash bonus plans shall be prorated through the date of termination.

               10.4 Pension Adjustment. An amount equal to the excess of (a) the actuarial value of the benefits which the Executive would have accrued under the Employers' qualified defined benefit pension plan and non-qualified supplemental retirement plan if the Executive's employment had continued for a period of three years following his date of termination, over (b) the actuarial


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equivalent of the Executive's actual benefit under the defined benefit pension plan and the non-qualified supplemental retirement plan.

         11. Adjustment for Unavailability of Benefits. If, in spite of the provisions of Section 10, benefits or service credits under any benefit plan provided by a third party shall not be payable or provided under any such plan to the Executive, or to the Executive's dependents, beneficiaries or estate, because the Executive is no longer deemed to be an employee of the Bank, the Bank shall pay or provide for payment of such benefits and service credits for such benefits to the Executive, or to the Executive's dependents, beneficiaries or estate.

         12. Disability. If, due to physical or mental illness, the Executive shall be disabled so as to be unable to perform substantially all of his duties and responsibilities hereunder, the Bank, acting through its Board of Directors, may designate another executive to act in his place during the period of his disability. Notwithstanding any such designation, the Executive shall continue to receive his full salary and benefits under Section 3 of this Agreement until the earlier of (X) the Expiration Date or (Y) the date on which he becomes eligible for disability income under the Employer's disability income plan (at which time the Executive shall be considered to be "Disabled"). While receiving disability payments under such plan, the Executive shall receive a salary from the Bank which when combined with the Executive's disability income payments will equal eighty (80%) percent of the Executive's prior salary from the Bank, and shall continue to participate in the Employers' benefit plans and to receive other benefits as specified in Section 3.2 until the Expiration Date, with all such benefits to be at the level in effect on, and at the same out-of-pocket cost to the Executive as of, the date of disability. In the absence of a disability income plan at the time of such disability, the Bank shall pay the Executive benefits equal to those the Executive would have received if the Bank's current disability plan were in effect at such time. Upon the Executive being able to return to full-time employment after being Disabled but before the expiration of the Term of Employment, the Executive shall be offered an equivalent available position and otherwise be subject to the provisions of this Agreement. Nothing contained in this Section 12 shall preclude the Holding Company from terminating the Executive's employment without cause, subject to its payment of benefits as provided in Section 10.

         13. Limitation on Payments. In no event shall payments pursuant to
Section 10, in the aggregate, exceed three times the Executive's average annual compensation for the five most recent taxable years that Executive has been employed by the Bank or such lesser number of years in the event that Executive shall have been employed by the Bank for less than five years. In the event the Bank is not in compliance with its minimum capital requirements or if such payments pursuant to Section 10 would cause the Bank's capital to be reduced below its minimum regulatory capital requirements, such payments shall be deferred until such time as the Bank or successor thereto is in capital compliance.

         14. Suspension of Agreement. The Executive's employment hereunder shall ne suspended if the Executive is suspended or temporarily prohibited from participating in the conduct of the Bank's affairs by a notice served under
Section 8(e)(3) or(g)(1) of the Federal Deposit Insurance Act (12 U.S.C. ss. 1818(e)(3) and (g)(1)) as of the date of service unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Bank may in its discretion (i) pay the Executive all or part of the compensation withheld while the Agreement was suspended pursuant to this Section 14 and (ii) reinstate (in whole or in part) any of its obligations which were suspended.


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         15. Confidential Information. The Executive will not disclose to any other Person (except as required by applicable law or in connection with the performance of his duties and responsibilities hereunder), or use for his own benefit or gain, any confidential information of either of the Bank obtained by him incident to his employment with the Bank. The term "confidential information" includes, without limitation, financial information, business plans, prospects and opportunities (such as lending relationships, financial product developments, or possible acquisitions or dispositions of business or facilities) which have been discussed or considered by the management of the Bank but does not include any information which has become part of the public domain by means other than the Executive's nonobservance of his obligations hereunder.

         16. No Mitigation; No Offset. In the event of any termination of employment under this Agreement, the Executive shall be under no obligation to seek other employment or to mitigate damages, and there shall be no offset against any amounts due to him under this Agreement for any reason, including, without limitation, on account of any remuneration attributable to any subsequent employment that the Executive may obtain. Any amounts due under this Agreement are in the nature of severance payments or liquidated damages, or both, and are not in the nature of a penalty.

         17.  Miscellaneous.

               17.1 Conflicting Agreements. The Executive hereby represents and warrants that the execution of this Agreement and the performance of his obligations hereunder will not breach or be in conflict with any other agreement to which he is a party or is bound, and that he is not now subject to any covenants against competition or similar covenants which would affect the performance of his obligations hereunder.

               17.2 Definition of "Person". For purposes of this Agreement, the term "Person" shall mean an individual, a corporation, an association, a partnership, an estate, a trust and any other entity or organization.

               17.3 Withholding. All payments made by the Bank under this Agreement shall be net of any tax or other amounts required to be withheld by the Bank under applicable law.

               17.4 Arbitration of Disputes. Any controversy or claim arising out of or relating to this Agreement or the breach thereof shall be settled by arbitration in accordance with the laws of the Commonwealth of Massachusetts by three arbitrators, one of whom shall be appointed by the Bank, one by the Executive and the third by the first two arbitrators. If the first two arbitrators cannot agree on the appointment of a third arbitrator, then the third arbitrator shall be appointed by the American Arbitration Association in the City of Boston. Such arbitration shall be conducted in the City of Boston in accordance with the rules of the American Arbitration Association, except with respect to the selection of arbitrators which shall be as provided in this
Section 17.4. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. In the event that it shall be necessary or desirable for the Executive to retain legal counsel or incur other costs and expenses in connection with the enforcement of any or all of the Executive's rights under this Agreement, the Bank shall pay (or the Executive shall be entitled to recover from the Bank, as the case may be) the Executive's reasonable attorneys' fees and other reasonable costs and expenses in connection with the enforcement of said rights (including the enforcement of any arbitration award in court) regardless of the final outcome, unless and to the extent the arbitrators shall determine that under the circumstances recovery by the Executive of all or a part of any such


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fees and costs and expenses would be unjust.

               17.5 Assignment; Successors and Assigns, etc. Neither the Bank nor the Executive may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other party and without such consent any attempted transfer or assignment shall be null and of no effect; provided, however, that the Bank may assign its rights under this Agreement without the consent of the Executive in the event either of the Bank shall hereafter effect a reorganization, consolidate with or merge into any other Person, or transfer all or substantially all of its properties or assets to any other Person. This Agreement shall inure to the benefit of and be binding upon the Bank and the Executive, and their respective successors, executors, administrators, heirs and permitted assigns. In the event of the Executive's death prior to the completion by the Bank of all payments due him under this Agreement, the Bank shall continue such payments to the Executive's beneficiary designated in writing to the Bank prior to his death (or to his estate, if he fails to make such designation).

         17.6. Enforceability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

         17.7. Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

         17.8. Prior Agreements. This Agreement supersedes the Amended and Restarted Employment Agreement made as of April 21, 1994 by and among the Executive, the Holding Company and the Bank.

         17.9. Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by registered or certified mail, postage prepaid, to the Executive at the last address the Executive has filed in writing with the Bank or, in the case of the Bank, at its main office, attention of the Board of Directors.

         17.10. Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by duly authorized representatives of the Bank.

         17.11. Governing Law. This is a Massachusetts contract and shall be construed under and be governed in all respects by the laws of The Commonwealth of Massachusetts.

         18.   Source of Payments.

               18.1 Holding Company Guaranty. All payments provided in this Agreement shall be timely paid in cash or check from the general funds of the Bank. The Holding Company, however, unconditionally guarantees payment and provision of all amounts and benefits due hereunder to the Executive and, if such amounts and benefits due from the Bank are not timely paid or provided by the Bank, such amounts and benefits shall be paid or provided by the Holding Company.

               18.2 Payments by Holding Company. Notwithstanding any provision herein to the contrary, to the extent that payments and benefits, as provided by this Agreement, are paid to or received by the Executive under the Employment Agreement dated as of the date hereof between the Executive and the Holding Company, such compensation payments and benefits paid by the Holding Company will be subtracted from any amounts due simultaneously to the Executive under similar provisions of this Agreement. Under no circumstances shall the Executive be entitled to receive duplicate payments or benefits under this Agreement and such other Employment Agreement. Payments pursuant to this Agreement and the Holding Company Agreement shall be allocated in proportion to the services rendered and time expended on such activities by the Executive as determined by the Holding Company and the Bank on a quarterly basis.

         19.  Noncompetition.

               19.1 While Employed. During such time as the Executive is employed hereunder, the Executive will not compete with the banking or any other business conducted by either of the Employers during the period of his employment hereunder, nor will he attempt to hire any employee of either of the Employers, assist in such hiring by any other Person, encourage any such employee to terminate his or her relationship with either of the Employers, or solicit or encourage any customer of either of the Employers to terminate its relationship with such Employer or to conduct with any other person any business or activity which such customer conducts or could conduct with such Employer.

               19.2 Post-Employment. The provisions of this Section 19.2 shall not be binding on the Executive after a Change in Control shall have occurred. During the one year period following the date of termination of the Executive's employment (x) by the Executive on his own initiative for any reason other than
(1) death, (2) becoming Disabled (as defined in Section 12), or (3) Retirement (as defined in Section 7.3), or (y) by either Employer for Cause or under circumstances which result in the Executive receiving termination benefits pursuant to Section 10 hereof, the Executive will not compete from an office within 20 miles of the Bank's main office with the banking or any other business conducted by either of the Employers during the period of his employment hereunder, nor will he attempt to hire any employee of either of the Employers, assist in such hiring by any other Person, or encourage any such employee to terminate his or her relationship with either of the Employers.

                                    * * * * *

         IN WITNESS WHEREOF, this Agreement has been executed as a sealed instrument by the Bank, by their duly authorized officers, and by the Executive, as of the date first above written.

ATTEST:                                  FIRST ESSEX BANK, FSB



___________________________              By:_________________________

                                         Title:_______________________

[Seal]

WITNESS                                  EXECUTIVE



                                         ---------------------------
                                         Leonard A. Wilson

The undersigned hereby guarantees the obligations of First Essex Bank, FSB, under the foregoing agreement

FIRST ESSEX BANCORP, INC.

---------------------------
By:________________________
Title:______________________
[Seal]